Exhibit 99.1

              Navigators Announces Hurricane Ivan Impact

    NEW YORK--(BUSINESS WIRE)--Oct. 14, 2004--The Navigators Group, Inc. (Nasdaq:NAVG) announced today that its estimated after-tax net loss from Hurricane Ivan will approximate $3.3 million or $0.26 per share in the 2004 third quarter.
    Substantially all of the Hurricane Ivan claims result from the Company's offshore energy exposures in the Gulf of Mexico. The net loss amount is inclusive of expected reinsurance recoveries and related reinsurance reinstatement premiums.
    The Company believes that net losses, if any, from all of the other 2004 third quarter hurricanes and the storms in the Pacific are not significant.
    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States and the United Kingdom.

    This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

    CONTACT: The Navigators Group, Inc.
             Paul J. Malvasio
             Executive Vice President
             and Chief Financial Officer
             914-933-6088
             pmalvasio@navg.com
             www.navg.com